Exhibit 99.1

Medivation Contacts: Patrick Machado Chief Business & Financial Officer (415) 829-4101	Astellas Contacts: Jenny Kite Corporate Communications (224) 204-5405

Anne Bowdidge Senior Director, Investor Relations (650) 218-6900	Mike Beyer Sam Brown, Inc (media for both companies) (773) 463-4211

Medivation and Astellas Announce Enzalutamide Data Relating to Quality of Life

Measures and Extension of Time to First Skeletal-Related Event

– New Data From Phase 3 AFFIRM Trial Presented at ASCO –

SAN FRANCISCO, CA AND TOKYO – June 2, 2012 – Medivation Inc. (NASDAQ: MDVN) and Astellas Pharma Inc. (Tokyo: 4503) announced data for enzalutamide (formerly MDV3100), an investigational, oral, androgen receptor signaling inhibitor, relating to the secondary endpoints of health-related quality of life (QOL) and time to first skeletal-related event in men with castration-resistant prostate cancer previously treated with docetaxel-based chemotherapy. These new data from the Phase 3 AFFIRM study were presented today at the 2012 American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago, IL (Abstract #4519) by Johann de Bono, MBChB, FRCP, MSc, PhD, of The Institute of Cancer Research and Royal Marsden Hospital, London, and co-principal investigator of the AFFIRM trial.

Professor de Bono reported that treatment with enzalutamide resulted in a significantly higher response rate in health-related QOL as compared to placebo (43.2 percent vs. 18.3 percent; p<0.0001), as measured by the Functional Assessment of Cancer Therapy – Prostate (FACT-P) questionnaire. The FACT-P is a validated instrument comprising 27 core items to assess patient function (e.g., level of energy, ability to cope with illness, level of pain, ability to work, and amount of support from family/friends). Patients were defined as having a health-related QOL response using the standard definition of 10 point or greater improvement in their overall score.

In the AFFIRM trial, the median time to occurrence of the first skeletal-related event in enzalutamide treated patients was 16.7 months as compared to placebo (13.6 months, p=0.0001, HR=0.688). A skeletal-related event was defined as a pathologic bone fracture, change of anti-cancer therapy to treat bone pain, spinal cord compression, or surgery or radiation therapy to bone.

“In this study, enzalutamide demonstrated an improvement in quality of life measures and time to first skeletal-related event,” said Professor de Bono. “The success of this trial could give doctors a new therapy option for men with advanced prostate cancer.”

In the Phase 3 AFFIRM trial common side effects observed more frequently in enzalutamide as compared with placebo-treated patients included fatigue, diarrhea and hot flush. Seizure was reported in <1% of enzalutamide-treated patients. Serious adverse events, adverse events causing patients to stop treatment, and adverse events causing death all were lower in the enzalutamide group than in the placebo group.

About Enzalutamide (formerly MDV3100)

Enzalutamide is an oral, once-daily investigational agent that is an androgen receptor signaling inhibitor. Enzalutamide inhibits androgen receptor signaling in three distinct ways: it inhibits 1) testosterone binding to androgen receptors; 2) nuclear translocation of androgen receptors; and 3) DNA binding and activation by androgen receptors.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. Together with its corporate partner Astellas, Medivation currently has the investigational drug enzalutamide in Phase 3 development to treat advanced prostate cancer and in Phase 1 development to treat breast cancer. For more information, please visit us at www.medivation.com.

About Astellas Pharma Inc.

Astellas Pharma Inc. is a pharmaceutical company dedicated to improving the health of people around the world through provision of innovative and reliable pharmaceuticals. The organization is committed to becoming a global category leader in Oncology, and has several oncology compounds in development in addition to enzalutamide. For more information on Astellas Pharma Inc., please visit our website at www.astellas.com/en.

This press release contains forward-looking statements, including statements regarding the therapeutic and commercial potential of enzalutamide and the continued effectiveness of, and continuing collaborative activities and benefits under, Medivation’s collaboration agreement with Astellas, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to the timing and potential regulatory approval and commercialization of enzalutamide, the progress, timing and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of some or all of Medivation’s product development activities, the risk that positive results seen in our clinical trials may not be predictive of the results of our ongoing or planned clinical trials and the risk that life-prolonging treatments could prevent ongoing or planned enzalutamide trials from succeeding or could reduce any potential survival benefit that may be shown in these trials even if they do succeed, difficulties or delays in enrolling and retaining patients in Medivation’s clinical trials, including as a result of the availability of competing treatments or clinical trials of competing drugs for the same indication, Medivation’s dependence on the efforts of and funding by Astellas for the development of enzalutamide, the achievement of development, regulatory and commercial milestones under Medivation’s collaboration agreement with Astellas, the manufacturing of Medivation’s product candidates, the industry and competitive market, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, Medivation’s outstanding convertible senior notes, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 9, 2012. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.